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                                                                     EXHIBIT 2.2

                                  April 2, 1996

Mr. Lyman Brownfield
Brownfield Law Offices
341 S. 3rd St.
Suite 10
Columbus, OH 43215

Dear Lyman,

Ted Schwartz and Chuck Sherman (buyers) are pleased to offer the Brownfield family (sellers) the following offer to purchase the approximately 110,000 shares of Resource General stock for $1.25 per share. We would structure the transaction as follows:

1. A down payment of $25,000 for 20,000 shares, the selection of which will be made by seller. The shares to be transferred upon presentation of the check.

2. The remaining approximately 90,000 shares will be purchased over five years at the following rate:

         Year One                                    9,000 shares @ $1.25 =           $11,200
         Year Two                                   18,000 shares @ $1.25 =           $22,500
         Year Three                                 18,000 shares @ $1.25 =           $22,500
         Year Four                                  18,000 shares @ $1.25 =           $22,500
         Year Five  Approximately remaining         27,000 shares @ $1.25 =           $33,750
                                                                                      -------
                                                                90,000 shares        $112,500

3. Payments will be made quarterly, interest on unpaid balances will be paid quarterly at the rate of 4% per annum. When the note is signed and the down payment made you will transfer voting power of the remaining shares to us subject to cancellation upon 45 days default. Quarterly payments will start 180 days after the execution of the note. When each quarterly payment is made, 25% of the years shares will be transferred to buyers.

4. Buyer gives seller a 90 day exclusivity to put together our financing for the down payment.

5. Both parties will keep the agreement confidential until proper documents are filed with the SEC.

The above document is subject to non-substantive modification of legal counsel.

                                  /s/ C.T. Sherman
                                  ---------------------------
                                  C.T. Sherman

                                  /s/ T.P. Schwartz
                                  ---------------------------
                                  T.P. Schwartz

Concur:

/s/ Lyman Brownfield
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Lyman Brownfield

/s/ Candace Brownfield
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Candace Brownfield

/s/ Charlotte Huddle
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Charlotte Huddle


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